Exhibit 3.1

ARTICLES OF INCORPORATION

OF

AMERICAN WOODMARKCORPORATION

Article I. Name. The name of the corporation is American Woodmark Corporation.

Article II. Purpose. The purpose of the corporation is to transact any or all lawful business not required to be stated in the articles of incorporation. The corporation shall have all powers not prohibited by law or required to be stated in the articles of incorporation.

Article III. Capital Stock.

A. Authorized Stock. The aggregate number of shares that the corporation shall have authority to issue and the par value per share are as follows:

Class	Number of Shares	Par Value Per Share
Preferred Stock	2,000,000	$1.00
Common Stock	20,000,000	no par value

B. Preferred Stock. The Board of Directors is authorized to issue the Preferred Stock from time to time in one or more series and to determine the relative rights and preferences of each series by the adoption of an amendment to these Articles of Incorporation fixing:

a. The maximum number of shares in a series and the designation of the series, which designation shall distinguish the shares thereof from the shares of any other series or class;

b. The rate of dividend, the time of payment, whether dividends shall be cumulative and if so, the dates from which they shall be cumulative, and the extent of participation rights, if any;

c. Any right to vote with holder of shares of any other series or class and any right to vote as a class, either generally or as a condition to specified corporate action;

d. The price at and the terms and conditions on which shares may be redeemed;

e. The amount payable upon shares in event of involuntary liquidation;

f. The amount payable upon shares in event of voluntary liquidation;

g. Sinking fund provisions for the redemption or purchase of shares;

h. The terms and conditions on which shares may be converted, if the shares of any series are issued with the privilege of conversion; and

i. Any other designations, rights, preferences or limitations that are now or hereafter permitted by the laws of the Commonwealth of Virginia and are not inconsistent with the provisions of this Section B.

Before the issuance of any shares of a series of the Preferred Stock the amendment to these Articles of Incorporation creating the series shall be set forth in articles of amendment filed with and made effective by the State Corporation Commission of Virginia, as required by law.

All shares of the Preferred Stock, regardless of series, shall be identical with each other in all respects except as otherwise provided in the description of the series.

C. Common Stock. The holders of outstanding shares of the Common Stock shall, to the exclusion of the holders of any other class of stock of the Corporation, have the sole and full power to vote for the election of directors and for all other purposes without limitation, except (i) as otherwise provided in the articles of amendment applicable to any series of the Preferred Stock, or (ii) as may be required by law. The holders of outstanding shares of the Common Stock shall be entitled to one vote on each matter to be voted upon by the stockholders for each share of the Common Stock which they hold.

D. Conversion of Outstanding Common Stock. Upon the effective date of this amendment to the Articles of Incorporation, each outstanding share of Common Stock, $l.00 par value, shall be immediately and automatically converted into one share of Common Stock, no par value.

Article IV. No Preemptive Rights. No holder of any share of capital stock of the corporation, whether now or hereafter authorized or outstanding, shall have any preemptive right to acquire any share of stock or other security that the corporation may determine to issue, whether the share of stock or other security to be issued is now or hereafter authorized.

Article V. Indemnification.

A. Definitions. For purposes of this Article the following definitions shall apply:

“Corporation” means this corporation only and no predecessor entity or other legal entity.

“Expenses” include counsel fees, expert witness fees, and costs of investigation, litigation and appeal, as well as any amounts expended in asserting a claim for indemnification.

“Liability” means the obligation to pay a judgment, settlement, penalty, fine, or other such obligation, including, without 1imitation, any excise tax assessed with respect to an employee benefit plan.

“Legal Entity” means a corporation, partnership, joint venture, trust, employee benefit plan or other enterprise.

“Predecessor Entity” means a legal entity the existence of which ceased upon its acquisition by the corporation in a merger or otherwise.

“Proceeding” means any threatened, pending, or comp1eted action, suit, proceeding or appea1 whether civil, criminal, administrative or investigative and whether formal or informal.

B. Indemnification of Directors and Officers. The corporation shall indemnify an individual who is, was or is threatened to be made a part to any proceeding (including a proceeding by or in the right of the corporation) because he is or was a director or officer of the corporation or because, whi1e a director or officer of the corporation, he is or was serving the corporation or any other legal entity in any capacity at the request of the corporation against all liabilities and reasonable expenses incurred in the proceeding except such liabilities and expenses incurred because of his willful misconduct or knowing violation of the criminal law. Service as a director or officer of a subsidiary of the corporation shall be deemed service at the request of the corporation. The determination that indemnification under this Paragraph B is permissible and the evaluation as to the reasonableness of expenses in a specific case shall be made as provided by law; provided, however, that if a majority of the directors of the corporation has changed after the date of the alleged conduct giving rise to a claim for indemnification, such determination and evaluation shall, at the option of the person claiming indemnification, be made by special legal counsel agreed upon by the Board of Directors and such person. Unless a determination has been made that indemnification is not permissible, the corporation shall make advances and reimbursements for expenses incurred by a director or officer in a proceeding upon receipt of an undertaking from him to repay the same if it is ultimately determined that he is not entitled to indemnification. Such undertaking shall be an unlimited, unsecured general obligation of the director or officer and shall be accepted without reference to his ability to make repayment. The termination of proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent shall not of itself create a presumption that a director or officer acted in such a manner as to make him ineligible for indemnification. The corporation is authorized to contract in advance to indemnify any of its directors or officers to the same extent as provided in this Paragraph.

C. Indemnification of Others. The corporation may, to a lesser extent or to the same extent that the corporation is required under Paragraph B to provide indemnification and make advances and reimbursements for expenses to its directors and officers, provide indemnification and make advances and reimbursements for expenses to its employees and agents, to the directors, officers, employees and agents of its subsidiaries and predecessor entities, and to any person serving any other legal entity in any capacity at the request of the corporation, and, if authorized by general or specific action of the Board of Directors, may contract in advance to do so. The determination that indemnification under this Paragraph C is permissible, the authorization of such indemnification and the evaluation as to the reasonableness of expenses in a specific case shall be made as authorized from time to time by general or specific action of the Board of Directors, which action may be taken before or after a claim for indemnification is made, or as otherwise provided by law. No person’s rights under Paragraph B of this Article shall be limited by the provisions of this Paragraph C.

D. Miscellaneous. Every reference in this Article to persons who are or may be entitled to indemnification shall include all persons who formerly occupied any of the positions referred to and their respective heirs, executors and administrators. Special legal counsel selected to make determinations under this Article may be counsel for the corporation. Indemnification pursuant to this Article shall not be exclusive of any other right of indemnification to which any person may be entitled, including indemnification pursuant to a valid contract, indemnification by legal entities other than the corporation and indemnification under policies of insurance purchased and maintained by the corporation or others. However, no person shall be entitled to indemnification by the corporation to the extent he is indemnified by another, including an insurer. The corporation is authorized to purchase and maintain insurance against any liability it may have under this Article or to protect any of the persons named above against any liability arising from their service to the corporation or any other legal entity at the request of the corporation regardless of the corporation’s power to indemnify against such liability. If any provision of this Article or its application to any person or circumstance is held invalid by a court of competent jurisdiction, the invalidity shall not affect other provisions or applications of this Article, and to this end the provisions of this Article are severable.

E. Application. The provisions of this Article shall apply to indemnification and advances and reimbursements for expenses after the date of this Article’s adoption, whether arising from conduct or events before or after such date. No amendment, modification or repeal of this Article shall diminish the rights provided hereunder with respect to any claim arising from conduct or events before the date of such amendment, modification or repeal.

Article VI. Transactions with Officers and Directors.

A. Approval of Contract. No contract or other transaction between the corporation and one or more of its officers or directors or in which one or more of its officers or directors are interested and no contract or other transaction between the corporation and any other corporation, firm association or entity in which one or more of its officers or directors are directors or officers or are interested shall be either void or voidable because of such relationship or interest or because such director or directors are present at the meeting of the Board of Directors of the corporation or a committee thereof which authorizes, approves or ratifies such contract or transaction or because the votes of such director or directors are counted for such propose, provided that the material facts as to the relationship or interest are disclosed or known:

(i)	to the Board of Directors or committee, which authorizes, approves or ratifies the contract or transaction by a vote sufficient for the purpose without counting the votes of such interested directors; or

(ii)	to the stockholders entitled to vote and they authorize, approve or ratify such contract or transaction by vote or written consent.

B. Contract Fair and Reasonable. In any event, no contract or other transaction described in paragraph A of this Article shall be void or voidable despite failure to comply with parts (i) or (ii) of paragraph A provided that such contract or transaction was fair and reasonable to the corporation in view of all the facts known to any officer or director at the time such contract or transaction was entered into on behalf of the corporation. In an action to obtain relief for the corporation on account of a contract or other transaction described in paragraph A in which there was no compliance with parts (i) or (ii) of paragraph A, such contract or transaction may be avoided for the benefit of the corporation, and the court may grant other appropriate relief, unless the party seeking to uphold the contract or transaction sustains the burden of proving that such contract or transaction complied with the requirement of the first sentence of this paragraph B.

Article VII. Registered Office and Agent. The initial registered office is located at 1400 Ross Building in the City of Richmond, Virginia. The initial registered agent is R. Gordon Smith, whose business address is the same as the initial registered office, and who is a resident of Virginia and a member of the Virginia state Bar.

Article VIII. Board of Directors. The number of directors constituting the initial Board of Directors is four, and their names and addresses are:

Name	Address
William F. Brandt, Jr.	420 Marion Street
Winchester. Virginia 22601

Jeffrey S. Holcomb	1117 Caroline Street
Winchester, Virginia 22601

Donald P. Mathias	848 Cambridge Place
Winchester, Virginia 22601

Richard A. Graber	601 Bellview Avenue
Winchester, Virginia 22601

Except for the initial Board of Directors, the number of directors may be fixed by bylaw, or in the absence of such a bylaw, shall be four.

(The bylaws have fixed the number of directors at seven.)

Article IX. Limitation of Liability. In every instance permitted by the Virginia Stock Corporation Act, as it now exists or is hereafter amended (the “Act”), the liability to the corporation or its shareholders of an officer or director of the corporation for damages arising out of a single transaction, occurrence or course of conduct shall be limited to one dollar.